EXHIBIT-24
POWER OF ATTORNEY
       I, Eyal Lalo, hereby authorize and designate each of Andrea Fike, Ellen Meyer, Jonathan R. Zimmerman, W. Morgan Burns, Noel W. Spencer, Lance
Bonner, Matt Kuhn, Ryan R. Woessner, Steven J. Conley, Jonny Nemani, Amra Hoso and Tonya R. LaBrec signing singly, as my true and lawful attorney-in-fact to:
              (1) prepare and execute for and on my behalf, in my capacity as an officer and/or director of EVINE Live Inc. (the "Company"), a Form ID and Forms 3, 4 and 5 in accordance with Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations promulgated thereunder and other forms or reports on my behalf as may be required to be filed in connection with my ownership, acquisition, or disposition of securities of the Company, including Form 144;
              (2) do and perform any and all acts for and on my behalf that may be necessary or desirable to complete and execute any such Form ID, Form 3, 4 or 5 or Form 144, and any amendments to any of the foregoing, and timely file any such form with the Securities and Exchange Commission and any stock exchange or similar authority; and
              (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be to my benefit, in my best interest, or legally required of me, it being understood that the statements executed by such attorney-in-fact on my behalf pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact's discretion.
       I hereby further grant to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as I might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted. I hereby acknowledge that the foregoing attorneys-in-fact, in serving in such capacity at my request, are not assuming, nor is the Company assuming, any of my responsibilities to comply with Section 16 of the Exchange Act or Rule 144 under the Securities Act of 1933, as amended (the "Securities Act").
       This Power of Attorney shall remain in full force and effect until I am no longer required to file Form ID or Forms 3, 4 and 5 or Form 144 with respect to my holdings of and transactions in securities issued by the Company, unless earlier revoked by me in a signed writing delivered to the foregoing attorneys-in-fact. Notwithstanding the foregoing, if any such attorney-in-fact hereafter ceases to be at least one of the following: (i) an employee of the Company, (ii) a partner of Faegre Baker Daniels LLP or (iii) an employee of Faegre Baker Daniels LLP, then this Power of Attorney shall be automatically revoked solely as to such individual, immediately upon such cessation, without any further action on my part.
     I hereby revoke all previous Powers of Attorney that have been granted by me in connection with my reporting obligations, if any, under Section 16 of the Exchange Act and Rule 144 under the Securities Act with respect to my holdings of and transactions in securities issued by the Company.
     IN WITNESS WHEREOF, I have caused this Power of Attorney to be duly executed as of this 30th day of April, 2019.

/s/ Eyal Lalo